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Exhibit 5.5

May 3, 2019

CONSENT OF CASSIO DIEDRICH

United States Securities and Exchange Commission

Ladies and Gentlemen:

I, Cassio Diedrich, AusIMM-CP(Min), currently Head of Strategy & Long-Term Planning, Vale South Atlantic Base Metals, and formerly General Manager of Technical Services, Vale South Atlantic Base Metals at the time of production of the referenced Technical Report herein, hereby consent to the reference to my name, and to the reference to and use of the technical report with an effective date of December 31, 2017, which is entitled "Salobo Copper-Gold Mine Carajás, Pará State, Brazil — Technical Report" (the "Technical Report") in the Registration Statement on Form F-10 of Wheaton Precious Metals Corp.

Yours truly,

/s/ Cassio Diedrich Cassio Diedrich

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  Exhibit 5.5
CONSENT OF CASSIO DIEDRICH